EXHIBIT 99.1

For immediate release.	Contact:	Bob Watkins
913-307-1070

Mediware Announces Results for Fiscal Fourth Quarter and Fiscal Year Ended June 30, 2012

Mediware reports earnings of $0.90 cents per share on revenues of more than $64 million

LENEXA, KS Sept. 11, 2012 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions, today reported that revenues for the fourth quarter of the 2012 fiscal year, ended June 30, 2012, were $16.7 million, a four percent increase over the $16.0 million reported for the year ago quarter. Earnings per share for the fourth quarter rose to $0.29, compared to the $0.25 per share reported in the same period in fiscal 2011.

For the full year Mediware reported total revenue of $64.6 million, a 16 percent increase over the $55.5 million reported for the previous fiscal year. Earnings per share for the fiscal year were $0.90, a 17 percent increase over the $0.77 per share generated in fiscal 2011.

Commenting on the company’s performance, president and CEO, Thomas Mann, said: “I’m pleased to report that we have continued to grow both revenue and earnings for the business on the strength of several of our products lines. Revenue for the year exceeded $64 million, producing a $0.90 EPS. These results were driven by several significant new contracts, ongoing work with the Department of Defense, and the continued effectiveness of our operational management programs.”

Highlights for the quarter include:
•	Total revenue of $16.7 million.
•	Operating income increased 33 percent to $3.9 million, from $3.0 million in the year ago quarter.
•	Earnings per share increased to $0.29 from the $0.25 reported in the year ago quarter.

Highlights for full year include:
•	Total revenue of $64.6 million.
•	Operating income increased 25 percent to $11.1 million, from $8.9 million in the prior year.
•	Earnings per share increased to $0.90, from the $0.77 reported in the prior year.
•	Cash increased to $40.2 million.

Fiscal 2012 and 2011 Quarterly Earnings Operating Statement Highlights (in thousands):

	Quarter Ended June 30,
	2012	2011

Total Revenue	$16,670	$15,976
Gross Profit	$11,316	$10,527
Net Income	$2,463	$2,102
Earnings Per Diluted Share	$0.29	$0.25

Fiscal 2012 and 2011 Annual Operating Statement Highlights (in thousands):

	Year Ended June 30,
	2012	2011

System Sales	$17,620	$14,413
Services	$46,981	$41,110
Total Revenue	$64,601	$55,523
Operating Expenses	$53,461	$46,583
Operating Income	$11,140	$8,940
Net Income	$7,545	$6,292
Earnings Per Diluted Share	$0.90	$0.77

Condensed Balance Sheet Highlights (in thousands):

	Period Ended June 30,
	2012	2011

Cash and Cash Equivalents	$40,155	$29,987
Working Capital	$31,698	$24,745
Stockholders’ Equity	$64,131	$54,972

About Mediware
Mediware delivers interoperable, best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; cell therapy solutions for cord blood banks, cancer treatment centers and research facilities; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.